NOTICE OF CALL FOR EXERCISE OR CANCELLATION

To The Holders of

ACORN ENERGY, INC.
(formerly Data Systems & Software Inc.)

Warrants Exercisable at $2.78 per share

Call Date: November 24, 2009
Dear Warrant Holder:

Pursuant to Section 2(d) of the above-referenced warrants (the “Warrants”), notice is hereby given that we have irrevocably elected to call for cancellation on November 24, 2009 (the "Call Date") all of the then outstanding Warrants that remain unexercised.  All conditions to and requirements for the Company’s right to call the Warrants at this time have been satisfied.

Under the terms of the Warrants, at any time prior to 6:30 p.m. New York time on the Call Date, each Warrant holder may exercise such holder’s Warrants for shares of our company’s common stock at a price of $2.78 per share, which is substantially below the most recent closing price of $7.10 per share on October 23, 2009.  The shares issuable upon exercise of the Warrants are freely tradable by the holder pursuant to an effective resale registration statement filed with the Securities and Commission (File No. 333-138109) so long as the registration statement remains effective and the prospectus contained therein remains current.

ANY WARRANTS NOT PROPERLY EXERCISED ON OR BEFORE THE CALL DATE WILL BE AUTOMATICALLY CANCELLED AND NO LONGER EXERCISABLE AFTER THAT DATE.  ACCORDINGLY, PROMPT ACTION IS REQUIRED BY YOU TO PRESERVE ANY ECONOMIC BENEFIT ASSOCIATED WITH YOUR WARRANTS.

Should you desire to exercise your Warrants, we have enclosed with this Notice a form of Letter of Transmittal and Form of Exercise Notice which you should complete and return together with payment of the exercise price on or prior to 6:30 p.m. New York time on the Call Date.  Without a properly completed Letter of Transmittal and Exercise Notice, as well as full payment of the exercise price, we will not be able to honor any requested Warrant exercises.  We have enclosed a self-addressed envelope for the return of your original Letter of Transmittal, Exercise Notice and exercise price payment (for those electing to pay the exercise price by check rather than wire transfer). We strongly recommend that you return these documents to us via overnight courier or registered mail, return receipt requested, and suggest that you also send a copy of the Letter of Transmittal and Exercise Notice by fax at (212) 986-2399 or by email to sk@ezlaw.com. If you have any questions regarding this Notice or procedures for exercise of your warrants, please call Sheldon Krause at (212) 986-9700, extension 307.

This Notice is not intended as a solicitation or as advice to exercise or take any other action with respect to your Warrants or underlying shares.

ACORN ENERGY, INC.

John Moore
President and Chief Executive Officer
Dated:  October 26, 2009